EXHIBIT 10.36

FOR IMMEDIATE RELEASE January 27, 2015	CONTACT: Steve Hudak 703-905-3770

FinCEN Fines Oppenheimer & Co. Inc. $20 Million for Continued Anti-Money Laundering Shortfalls

Suspicious Penny Stock trading and Pump-and-Dump Schemes Not Flagged and Foreign Correspondent Customer Allowed to Conduct Prohibited Activity

Washington, D.C. – The Financial Crimes Enforcement Network (FinCEN), working closely with the U.S. Securities and Exchange Commission (SEC), assessed a $20 million civil money penalty today against Oppenheimer & Co., Inc., for willfully violating the Bank Secrecy Act (BSA). Oppenheimer, a securities broker-dealer in New York, admitted that it failed to establish and implement an adequate anti-money laundering program, failed to conduct adequate due diligence on a foreign correspondent account, and failed to comply with requirements under Section 311 of the USA PATRIOT Act.

FinCEN and the New York Stock Exchange assessed a civil money penalty of $2.8 million against Oppenheimer in 2005 for similar violations. In 2013, the Financial Industry Regulatory Authority fined the firm $1.4 million for violations of securities laws and anti-money laundering failures.

“Broker-dealers face the same money laundering risks as other types of financial institutions,” noted FinCEN Director Jennifer Shasky Calvery. “And by failing to comply with their regulatory responsibilities, our financial system became vulnerable to criminal abuse. This is the second time FinCEN has penalized Oppenheimer for similar violations. It is clear that their compliance culture must change.”

Section 311 of the USA PATRIOT Act provides important protections to the U.S. financial system. Under that authority, the Director of FinCEN may determine that a foreign financial institution is of primary money laundering concern and may require domestic financial institutions to take certain special measures against that entity. These special measures can include prohibiting domestic financial institutions from opening or maintaining correspondent

EXHIBIT 10.36

accounts for the named foreign financial institution. To be effective, U.S. financial institutions must conduct adequate due diligence and notify their foreign correspondent financial institutions of special measures imposed under Section 311, so that institutions of primary money laundering concern do not have improper and unfettered access to the U.S. financial system. By failing to notify its correspondents, Oppenheimer potentially placed the U.S. financial system at risk.

From 2008 through May 2014, Oppenheimer conducted business without establishing and implementing adequate policies, procedures, and internal controls reasonably designed to detect and report suspicious activity. FinCEN identified 16 customers who engaged in patterns of suspicious trading through branch offices in five states. All the suspicious activity involved penny stocks, which typically are low-priced, thinly traded, and highly speculative securities that can be vulnerable to manipulation by stock promoters and “pump-and-dump” schemes. Oppenheimer failed to report patterns of activity in which customers deposited large blocks of unregistered or illiquid penny stocks, moved large volumes of penny stocks among accounts with no apparent purpose, or immediately liquidated those securities and wired the proceeds out of the account.

In addition, Oppenheimer itself designated a customer foreign financial institution as “high risk” but failed to assess the institution’s specific risks as a foreign financial institution or conduct adequate due diligence. Oppenheimer inadequately monitored the foreign financial institution’s transactions and consequently did not detect or investigate numerous suspicious transactions conducted through the account, including prohibited third-party activity and illegal penny stock trading.

Ten million dollars of FinCEN’s $20 million assessment will be concurrent with the penalties and actions imposed by the SEC for related securities and BSA violations. The civil money penalty in this case will be satisfied by paying $10 million to the United States Department of the Treasury and by paying $10 million in satisfaction of, and in accordance with, penalty, disgorgement, and prejudgment interest imposed by the SEC.

Director Shasky Calvery expressed her appreciation to the SEC and FINRA for their contributions to the investigation in this action and their strong partnership with FinCEN.

FinCEN seeks to protect the U.S. financial system from being exploited by illicit actors. Its efforts are focused on compromised financial institutions and their employees; significant fraud; third-party money launderers; transnational organized crime and security threats; and cyber threats. FinCEN has a broad array of enforcement authorities to target both domestic and foreign actors affecting the U.S. financial system.

###

FinCEN’s mission is to safeguard the financial system from illicit use and combat money laundering and promote national security through the collection, analysis, and dissemination of financial intelligence and strategic use of financial authorities.